Exhibit 2

EXECUTION VERSION
CONFIDENTIAL

SHARE PURCHASE AGREEMENT

This SHARE PURCHASE AGREEMENT (this “Agreement”) is being entered into as of September 27, 2024 (the “Execution Date”) by and among the entities designated as “Sellers” on Schedule 1 (collectively, the “Sellers” and each, a “Seller”) and GFFP Holdings, LLC (“Purchaser” and, together with Sellers, the “Parties”).

W I T N E S S E T H

WHEREAS, Castlelake I, L.P., a Delaware limited partnership (“Castlelake I”), Castlelake II, L.P., a Delaware limited partnership (“Castlelake II”), Castlelake III, L.P., a Delaware limited partnership (“Castlelake III”), Castlelake IV, L.P., a Delaware limited partnership (“Castlelake IV”), Castlelake II Opportunities, L.P., a Delaware limited partnership (“Castlelake II Opp”), CL V Investment Solutions LLC, a Delaware limited partnership (“CL V”), COP Investing Partners, LLC, a Delaware limited liability company (“COP”), HFET Opportunities, LLC, a Delaware limited liability company (“HFET”), HPSCP Opportunities, L.P. a Delaware limited partnership (“HPSCP”), TCS II REO USA, LLC, a Delaware limited liability company (“TCS II”), and TCS Diamond Solutions LLC, a Delaware limited liability company (“TCS Diamond”), are party to that certain Second Amended and Restated Limited Liability Company Agreement of Five Point Holdings LLC, a Delaware limited liability company (“Company”), dated as of May 15, 2017 (the “Company LLCA”);

WHEREAS, HFET, TCS II and TCS Diamond are party to that certain Limited Partnership Agreement of Five Point Operating Company, LP, a Delaware limited partnership (“OpCo”), dated as of October 1, 2017 (the “OpCo LPA”);

WHEREAS, HPSCP is party to that certain Second Amended and Restated Operating Agreement of The Shipyard Communities, LLC, a Delaware limited liability company (the “San Francisco Venture”), dated as of May 2, 2016 (the “SFV LLCA”);

WHEREAS, Sellers own (i) 6,219,241 Class A Common Shares of the Company (“Class A Common Shares”), (ii) 7,101,625 Class A Units of the Operating Company (“OpCo Class A Units”), (iii) 11,863,697 Class A Units of the San Francisco Venture (“SF Class A Units”) and (iv) 18,965,322 Class B Common Shares of the Company (“Class B Common Shares”, and together with the Class A Common Shares, the OpCo Class A Units and the SF Class A Units, the “Interests”), each as more particularly set forth on Schedule 1;

WHEREAS, HFET, HPSCP, TCS II and TCS Diamond (the “Seller TRA Entities”) are party to the Tax Receivable Agreement (“Tax Receivable Agreement”), dated May 2, 2016, by and among the Company, OpCo and the parties listed on Schedule 1 thereto, under which such Sellers are entitled to certain payments as set forth therein;

WHEREAS, Purchaser desires to purchase from Sellers, and Sellers desire to sell to Purchaser, the Interests on the terms and subject to the conditions set forth in this Agreement; and

WHEREAS, in connection with the purchase and sale of the Interests, the Seller TRA Entities desire to assign to Purchaser, and Purchaser wishes to assume from the Seller TRA Entities, all of their rights, titles and interests in and to the Tax Receivable Agreement.

NOW, THEREFORE, in consideration of the mutual agreements and covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

Article I
Purchase and Sale

Section 1.1 Sale and Purchase of the Interests. On the terms and subject to the conditions set forth in this Agreement, at the Closing, Sellers shall (i) sell, transfer, convey and deliver to Purchaser, and Purchaser shall acquire, accept, purchase and receive from Sellers, the Interests and (ii) assign, contribute, transfer and convey to Purchaser all of the Seller TRA Entities’ rights, titles and interests in and to the Tax Receivable Agreement pursuant to an assignment and assumption agreement (the “Assignment and Assumption Agreement”), for an aggregate purchase price of $79,349,295.68 (the “Purchase Price”).

Section 1.2 Closing; Deliveries.

(a) The closing (the “Closing”) of the purchase and sale (the “Purchase”) of the Interests and assignment of the Tax Receivable Agreement (the “Assignment” and together with the Purchase, the “Transactions”) shall take place by remote communications and by the exchange of signatures by electronic transmission (including DocuSign) or, if or to the extent such an exchange is not practicable, at the offices of Sullivan & Cromwell LLP, 125 Broad Street, New York, New York 10004 on the first Business Day after the satisfaction or waiver (to the extent permitted by applicable Law) of all of the conditions set forth in Section 1.4 (other than such conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at or prior to the Closing), or at such other place (or by means of remote communication) and date as the Parties may agree in writing (the actual date of the Closing, the “Closing Date”).

(b) At the Closing:

(i)  Purchaser shall deliver or cause to be delivered to Sellers the Purchase Price, by wire transfer of immediately available funds to the account or accounts previously designated by Sellers to Purchaser in writing.

(ii) Each Seller shall deliver to Purchaser all such documentation necessary to transfer to Purchaser all right, title and interest in and to the Interests to be sold by such Seller, including all documentation required under the Company LLCA, the OpCo LPA and the SFV LLCA and by the transfer agent of the Company;

(iii) The Seller TRA Entities shall deliver to the Purchaser the executed Assignment and Assumption Agreement and the Purchaser shall deliver to the Seller TRA Entities an executed counterpart thereof.

Section 1.3 Withholding.

(a) Purchaser and/or any applicable withholding agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as Purchaser and/or any applicable withholding agent is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or non-U.S. Tax Law. Any amounts so deducted or withheld shall be considered for all purposes of this Agreement to have been paid by Purchaser to the relevant Seller (and no additional amounts shall be payable with respect thereto).

(b) Each Seller shall deliver a certification meeting the requirements of Treasury Regulations Section 1.1446(f)-2(b)(2) and Treasury Regulations Section 1.1445-2(b) to the effect that each Seller is not a foreign person within the meaning of Section 1446(f) or Section 1445 of Code, duly executed by the Seller and in form and substance reasonably satisfactory to Purchaser.

Section 1.4 Conditions Precedent.

(a) The obligations of each Party to consummate the Transactions are subject to the satisfaction or written waiver by the Parties at or prior to the Closing of the following conditions:

(i) no Law that prohibits the consummation of the Transactions shall have been enacted, issued, enforced or promulgated and remain in effect by any Governmental Authority and there shall be no Order or injunction of a court of competent jurisdiction prohibiting or making illegal the consummation of the Transactions;

(ii) OpCo shall have waived its right of first refusal under Section 11.3(a)(i) of the OpCo LPA with respect to the Transactions in all respects and the San Francisco Venture shall have waived its right of first refusal under Section 11.2(a)(i) of the SFV LLCA with respect to the Transactions in all respects;

(iii) All Required Consents shall have been obtained, and executed counterparts thereof shall have been delivered to Purchaser at or prior to Closing; and

(iv) Purchaser and Sellers shall have furnished to each other the deliverables required by Section 1.2(b).

(b) The obligations of Sellers to consummate the Transactions is subject to the satisfaction by the Purchaser at or prior to Closing of the following conditions:

(i) The representations and warranties made by Purchaser in Article III hereof shall be true and correct in all respects when made and shall be true and correct in all respects on and as of the Closing Date (unless they specifically speak as of another date in which case they shall be true and correct in all respects as of such date); and

(ii) Purchaser shall have performed, satisfied and complied in all material respects with the covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by Purchaser at or prior to the Closing.

(c) The obligations of Purchaser to consummate the Transactions is subject to the satisfaction by the Purchaser at or prior to the Closing of the following conditions:

(i) The representations and warranties made by Seller in Article II hereof shall be true and correct in all respects when made and shall be true and correct in all respects on and as of the Closing Date (unless they specifically speak as of another date in which case they shall be true and correct in all respects as of such date); and

(ii) Sellers shall have performed, satisfied and complied in all material respects with the covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by Sellers at or prior to the Closing.

Article II
Representations and Warranties of Sellers

Each Seller hereby represents and warrants to Purchaser as of the execution and delivery of this Agreement (or as of such other date and time as may be expressly provided herein) as follows:

Section 2.1 Organization and Power. Such Seller (a) is a legal entity duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization, (b) has all requisite corporate or similar power and authority to own, pledge or dispose of its Interests.

Section 2.2 Authorization and Binding Effect. The execution and delivery of this Agreement, the performance by such Seller of its obligations hereunder and the consummation of the transactions contemplated hereby in accordance with the terms hereof have been duly authorized by all requisite action on the part of such Seller. This Agreement has been duly executed and delivered by such Seller, and, assuming due execution and delivery by each of the other Parties, constitutes the legal, valid and binding obligation of such Seller, enforceable against such Seller in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general equitable principles.

Section 2.3 Ownership of Units. Such Seller is the sole record owner, or beneficial owner, and has good and valid title to, the Interests set forth on Schedule 1 as of the Execution Date, such Seller will have good and valid title to its Interests (as more particularly set forth on Schedule 1) free and clear of all Liens (other than any transfer restrictions imposed by federal or state securities Laws or restrictions under the Company LLCA, OpCo LPA, SFV LLCA), and such title to such Interests shall duly transfer to and vest in Purchaser at the Closing. Other than as set forth in the Company LLCA, OpCo LPA or SFV LLCA, no Person has any present or future right to acquire all or any portion of such Seller’s Interests. Other than as set forth in the Company LLCA, OpCo LPA or SFV LLCA, no other Person, has any option, call, warrant, commitment or similar right with respect to the Interests owned by such Seller and such Seller has not entered into any agreement or contract (whether written or oral) with any Person imposing, or that would reasonably be expected to impose, a Lien on the Interests.

Section 2.4 No Conflict. Neither the execution and delivery by such Seller of this Agreement, nor the consummation by such Seller of the transactions contemplated hereby in accordance with the terms hereof, violates, conflicts with or results in a breach of, or constitutes a default (or an event which, with notice or lapse of time or both, would constitute a default) under (a) any provision of such Seller’s certificate of incorporation, by-laws, limited liability company agreement or comparable governing document, (b) any of the terms, conditions or provisions of any Contract to which such Seller is a party, or by which such Seller or any of its properties is bound or (c) any term or provision of any Law or Order applicable to such Seller, except, in the case of clauses (b) and (c), as would not reasonably be expected, individually or in the aggregate, to prevent or materially delay or materially impair the ability of such Seller to consummate the Transactions.

Section 2.5 Consents and Approvals. The execution, delivery and performance by such Seller of this Agreement does not require any consent, approval, authorization or other action by, or filing with or notification to, any Governmental Authority (other than filings and notifications required under Section 13 and Section 16 of the Exchange Act), except as would not reasonably be expected, individually or in the aggregate, to prevent or materially delay or materially impair the ability of such Seller to consummate the Transactions.

Section 2.6 Brokers and Finders. Except for Lazard, no Person acting on behalf or under the authority of such Seller is or shall be entitled to any broker’s, finder’s or similar fee or commission in connection with the transactions contemplated hereby.

Section 2.7 Legal Proceedings. As of the date hereof, there are no Proceedings pending or, to the knowledge of such Seller, threatened against such Seller relating to the ownership or transferability of such Seller’s Interests or which if determined adversely to such Seller, would reasonably be expected, individually or in the aggregate, to prevent or materially delay or materially impair the ability of such Seller to consummate the Transactions.

Section 2.8 Independent Appraisal.

(a) Such Seller acknowledges that it is experienced and sophisticated with respect to transactions of the type contemplated by this Agreement, and that in consultation with experienced counsel and advisors of its choice, it has made its own due diligence analysis, credit analysis and decision to sell the Interests, and that it is responsible for making its own evaluation of any information about the Interests or the Company, OpCo or the San Francisco Venture, Purchaser or their respective Affiliates and Subsidiaries that it may receive either directly or indirectly from Purchaser or otherwise. Such Seller acknowledges and agrees that none of Purchaser or any Affiliate, Subsidiary, trustee, partner, employee, officer or director thereof (i) makes any representation or warranty or gives any undertaking of any kind, express or implied, as to, or accepts or assumes any responsibility or liability of any kind for, the accuracy, reliability, adequacy, completeness or reasonableness of any such information or any assumptions upon which such information is based except as specifically set forth in this Agreement or (ii) shall be under any obligation to provide access to or advise such Seller or any other Person of the existence of any additional information or to review, update or correct any inaccuracy in any information about the Purchaser or its respective Affiliates or Subsidiaries or any of its or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects (or any assumptions upon which such information is based) supplied by it or by any Person or otherwise reviewed by such Seller or its Affiliates or be otherwise liable to such Seller or any other Person with respect to any such information or assumptions.

Section 2.9 Affiliate Status. Such Seller is not an “affiliate” (as such term is defined in Rule 144 under the Securities Act) of the Company, OpCo or the San Francisco Venture and will not be an affiliate of the Company on the Closing Date or within 90 days prior to the Closing Date. Such Seller’s Interests may be transferred to Purchaser pursuant to the Company’s Registration Statement on Form S-3 (File No. 333-225624) or without registration under applicable securities Laws.

Section 2.10 Assignment of TRA. The Seller TRA Entities have full power and authority to assign the Tax Receivable Agreement to Purchaser and such assignment does not violate, conflict with or constitute a breach of or default under, or require any consent pursuant to, any law or regulation presently applicable to the Seller TRA Entities, or any order of any court, regulatory body or tribunal or any loan, note, bond, mortgage, lease, indenture, license, agreement or other instrument or obligation to which the Seller TRA Entities are party.

Section 2.11 No Other Representations or Warranties; Non-Reliance. Except for the express written representations and warranties made by such Seller in this Article II, neither such Seller nor any other Person (including any of its or their respective Representatives) makes any express or implied representation or warranty regarding the Company, OpCo, San Franciso Venture, the Interests, the Tax Receivable Agreement, such Seller or any of its respective Affiliates or Subsidiaries or any of its or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects in connection with this Agreement or the transactions contemplated hereby, and such Seller expressly disclaims any other representation and warranties. Such Seller acknowledges and agrees that it has relied solely on the results of its and its Affiliates’ and its and their respective Representatives’ independent investigations, and neither such Seller nor any of its Affiliates or its or their respective Representatives has relied on and none are relying on any representations or warranties regarding Purchaser or its Affiliates or Subsidiaries or any of its or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects or by Purchaser’s or its Affiliates’ and Subsidiaries’ respective Representatives in connection with this Agreement or the transactions contemplated hereby, other than the express written representations and warranties of Purchaser expressly set forth in Article III.

Article III
Representations and Warranties of Purchaser

Purchaser hereby represents and warrants to Sellers as of the execution and delivery of this Agreement (or as of such other date and time as may be expressly provided herein) as follows:

Section 3.1 Organization and Power. Purchaser is duly formed and validly existing in good standing under the laws of its jurisdiction of formation. Purchaser has the power and authority to execute and deliver this Agreement and to carry out the transactions contemplated hereby in accordance with the terms hereof.

Section 3.2 Authorization and Binding Effect. The execution and delivery of this Agreement, the performance by Purchaser of its obligations hereunder and the consummation of the transactions contemplated hereby in accordance with the terms hereof have been duly authorized by all requisite action on the part of Purchaser. This Agreement has been duly executed and delivered by Purchaser, and, assuming due execution and delivery by Sellers, constitutes the legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general equitable principles.

Section 3.3 No Conflict. Neither the execution and delivery by Purchaser of this Agreement, nor the consummation by Purchaser of the transactions contemplated hereby in accordance with the terms hereof, violates, conflicts with or results in a breach of, or constitutes a default (or an event which, with notice or lapse of time or both, would constitute a default) under (a) any provision of the organizational documents of Purchaser, (b) any of the terms, conditions or provisions of any material Contract to which Purchaser is a party, or by which Purchaser or any of its properties is bound or (c) any term or provision of any Law or Order applicable to Purchaser, except, in the case of clauses (b) and (c), as would not reasonably be expected, individually or in the aggregate, to prevent or materially delay or materially impair the ability of Purchaser to consummate the Transactions.

Section 3.4 Consents and Approvals. The execution, delivery and performance by Purchaser of this Agreement does not require any consent, approval, authorization or other action by, or filing with or notification to, any Governmental Authority (other than filings and notifications required under Section 13 and Section 16 of the Exchange Act), except as would not reasonably be expected, individually or in the aggregate, to prevent or materially delay or materially impair the ability of Purchaser to consummate the Transactions.

Section 3.5 Independent Appraisal.

(a) Purchaser acknowledges that it is experienced and sophisticated with respect to transactions of the type contemplated by this Agreement, and that in consultation with experienced counsel and advisors of its choice, it has made its own due diligence analysis, credit analysis and decision to buy the Interests, and that it is responsible for making its own evaluation of any information about the Interests, the Company, the OpCo or the San Francisco Venture or their respective Affiliates and Subsidiaries that it may receive either directly or indirectly from Sellers or otherwise. The Purchaser has received and carefully reviewed the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023, all subsequent public filings of the Company with the Securities and Exchange Commission, and such other information that it and its advisers deem necessary to make its decision to purchase the Interests. Purchaser acknowledges and agrees that none of Sellers or any Affiliate, Subsidiary, trustee, partner, employee, officer or director thereof (i) makes any representation or warranty or gives any undertaking of any kind, express or implied, as to, or accepts or assumes any responsibility or liability of any kind for, the accuracy, reliability, adequacy, completeness or reasonableness of any such information or any assumptions upon which such information is based except as specifically set forth in this Agreement or (ii) shall be under any obligation to provide access to or advise Purchaser or any other Person of the existence of any additional information or to review, update or correct any inaccuracy in any information about the Interests, the Company, OpCo or the San Francisco Venture or any Seller or their respective Affiliates or Subsidiaries or any of its or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects (or any assumptions upon which such information is based) supplied by it or by any Person or otherwise reviewed by Purchaser or its Affiliates or be otherwise liable to Purchaser or any other Person with respect to any such information or assumptions.

Section 3.6 Accredited Investor. Purchaser is an “accredited investor” within the meaning of Rule 501 of Regulation D of the Securities Act.

Section 3.7 No Resale. Purchaser’s purchase of the Interests is for its own account for investment and not with a view to the distribution or resale thereof, except in compliance with the Securities Act and applicable state securities laws.

Section 3.8 Brokers and Finders. No Person acting on behalf or under the authority of Purchaser is or shall be entitled to any broker’s, finder’s or similar fee or commission in connection with the transactions contemplated hereby.

Section 3.9 No Other Representations or Warranties; Non-Reliance. Except for the express written representations and warranties made by Purchaser in this Article III, neither Purchaser nor any other Person (including any of its or their respective Representatives) makes any express or implied representation or warranty regarding Purchaser or any of its Affiliates or Subsidiaries or any of its or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects in connection with this Agreement or the transactions contemplated hereby, and Purchaser expressly disclaims any other representation and warranties. Purchaser acknowledges and agrees that it has relied solely on the results of its and its Affiliates’ and its and their respective Representatives’ independent investigations, and neither Purchaser nor any of its Affiliates or its or their respective Representatives has relied on and none are relying on any representations or warranties regarding the Interests, the Company, OpCo, San Francisco Venture, Sellers or any of their respective Affiliates or Subsidiaries or any of their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects or by Sellers’ or their Affiliates’ and Subsidiaries’ respective Representatives in connection with this Agreement or the transactions contemplated hereby, other than the express written representations and warranties of Seller expressly set forth in Article II.

Article IV
COVENANTS

Section 4.1 Interim Restrictions.

(a) Except as otherwise expressly required or permitted by this Agreement, each Seller covenants and agrees that, during the period from the Execution Date until the Closing, unless Purchaser shall otherwise approve in writing (such approval not to be unreasonably withheld, conditioned or delayed), such Seller will not:

(i) Transfer any of the Interests;

(ii) knowingly take any actions or omit to take any actions that would, individually or in the aggregate, reasonably be expected to result in any of the conditions set forth in Section 1.4 not being satisfied; or

(iii) agree, authorize or commit to do any of the foregoing.

(b) Except as otherwise expressly required or permitted by this Agreement, Purchaser covenants and agrees that, during the period from the Execution Date until the Closing, unless Sellers shall otherwise approve in writing (such approval not to be unreasonably withheld, conditioned or delayed), Purchaser will not:

(i) knowingly take any actions or omit to take any actions that would, individually or in the aggregate, reasonably be expected to result in any of the conditions set forth in Section 1.4 not being satisfied; or

(ii) agree, authorize or commit to do any of the foregoing.

Section 4.2 Compliance with Organizational Documents. Sellers shall take all such actions necessary to (i) consummate the Transactions under the Company LLCA, the OpCo LPA and the SFV LLCA and as required by the transfer agent of the Company and (ii) cause the admission of the Purchaser as a “Substitute Member” (as such term is used in the Company LLCA, the OpCo LPA and the SFV LLCA, as applicable).

Article V
Miscellaneous

Section 5.1 Notices. Any notice, consent, demand or communication required or permitted to be given by any provision of this Agreement shall be in writing and shall be deemed to have been given: (a) when delivered personally to the Person or to an officer of the Person (as designated by such Person to receive any such notice or, in the absence of such designation, any officer of such Person) to whom the same is directed, (b) the next Business Day after being sent by nationally recognized overnight courier service (with tracking capability) or (c) when received if sent via e-mail at the following addresses; provided, that any email transmission is promptly confirmed by a responsive electronic communication by the recipient thereof or receipt is otherwise clearly evidenced (excluding out-of-office replies or other automatically generated responses) or is followed up within one Business Day after email by dispatch pursuant to one of the methods described in the foregoing clauses (a) and (b) of this Section 5.1:

if to Sellers

Castlelake, L.P.
Castlelake RA, LLC (for Castlelake II and Castlelake II Opp)

250 Nicollet Mall
Suite 900
Minneapolis, MN 55410
Attention: Stephen Venable
Email: [        ]

with a copy (which shall not constitute notice) to:

Taft Stettinius & Hollister LLP
2200 IDS Center
80 South Eighth Street
Minneapolis, MN 55402
Attention: Nathan Buller
Email: [       ]

if to Purchaser, to:

GF Investments
810 7th Avenue, 28th Floor
New York, New York 10019

Attention: Sam Levinson

Email: [        ]

with a copy (which shall not constitute notice) to:

Sullivan & Cromwell LLP

125 Broad Street
New York, NY 10004-2498

Attn: Joseph Shenker and Scott Crofton
Email:  [      ] and[       ]

Section 5.2 Interpretation.

(a) The Article and Section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the Parties and shall not in any way affect the meaning or interpretation of this Agreement.

(b) Unless otherwise specified in this Agreement or the context otherwise requires: (i) the words “hereof,” “herein,” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement; (ii) any reference to the masculine, feminine or neuter gender includes all genders, the plural includes the singular, and the singular includes the plural; (iii) all Preamble, Recital, Article, Section, clause, Exhibit and Schedule references used in this Agreement are to the preamble, recitals, articles, sections, clauses, exhibits and schedules to this Agreement; (iv) wherever the word “include,” “includes” or “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation”; (v) the word “or” is inclusive and not exclusive (for example, the phrase “A or B” means “A or B or both,” not “either A or B but not both”), unless used in conjunction with “either” or the like; (vi) the term “date hereof” means the date first written above; (vii) with respect to the determination of any period of time, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”; (viii)(A) any reference to “days” means calendar days unless Business Days are expressly specified and (B) any reference to “months” or “years” means calendar months or calendar years, respectively, in each case unless otherwise expressly specified; and (ix) the word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends and such phrase does not mean simply “if”.

(c) Unless otherwise specified in this Agreement, any deadline or time period set forth in this Agreement that by its terms ends on a day that is not a Business Day shall be automatically extended to the next succeeding Business Day.

(d) Unless otherwise specified in this Agreement or the context otherwise requires, all references to any (i) statute in this Agreement include the rules and regulations promulgated thereunder and all applicable guidance, guidelines, bulletins or policies issued or made in connection therewith by a Governmental Authority, and (ii) Law in this Agreement shall be a reference to such Law as amended, re-enacted, consolidated or replaced as of the applicable date or during the applicable period of time.

(e) Unless otherwise specified in this Agreement, all references in this Agreement to (i) any Contract, other agreement, document or instrument (excluding this Agreement) mean such Contract, other agreement, document or instrument as amended or otherwise modified from time to time in accordance with the terms thereof and, unless otherwise specified therein, include all schedules, exhibits and any other documents attached thereto or incorporated therein by reference, and (ii) this Agreement means this Agreement as amended or otherwise modified from time to time in accordance with Section 5.3.

(f) With regard to each and every term and condition of this Agreement, the Parties understand and agree that the same have or has been mutually negotiated, prepared and drafted, and that if at any time the Parties desire or are required to interpret or construe any such term or condition or any agreement or instrument subject thereto, no consideration shall be given to the issue of which Party actually prepared, drafted or requested any term or condition of this Agreement.

(g) The Parties agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law, holding or rule of construction providing that ambiguities in an agreement or other document shall be construed against the party drafting such agreement or document.

Section 5.3 Amendments. This Agreement may not be amended or modified, nor may compliance with any covenant set forth herein be waived, except by a writing duly and validly executed by the Parties, or in the case of a waiver, the Party waiving compliance.

Section 5.4 Severability. The provisions of this Agreement shall be deemed severable and the illegality, invalidity or unenforceability of any provision shall not affect the legality, validity or enforceability of the other provisions of this Agreement. If any provision of this Agreement or the application thereof to any Person or any circumstance, is illegal, invalid or unenforceable, the remainder of this Agreement shall continue in full force and effect and the application of such provision to other Persons or circumstances shall be interpreted so as reasonably to effect the intent of the Parties. The Parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that shall achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

Section 5.5 Third Party Beneficiaries. Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, expressed or implied, is intended to confer on any Person other than the Parties or their respective successors and assigns any rights, remedies, or liabilities under or by reason of this Agreement.

Section 5.6 Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors, legal representatives and permitted assigns. No Party may assign any of its rights or interests or delegate any of its obligations under this Agreement, in whole or in part, by operation of Law, by transfer or otherwise, without the prior written consent of each other Party and any attempted or purported assignment or delegation in violation of this Section 5.6 shall be null and void.

Section 5.7 Governing Law. This Agreement shall be deemed to be made in and in all respects shall be interpreted, construed and governed by and in accordance with the Laws of the state of Delaware without regard to the conflict of laws provisions, rules or principles thereof (or any other jurisdiction) to the extent that such provisions, rules or principles would direct a matter to another jurisdiction.

Section 5.8 Specific Performance. Each of the Parties acknowledges and agrees that the rights of each Party to consummate the transactions contemplated hereby are special, unique and of extraordinary character and that if for any reason any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached, immediate and irreparable harm or damage would be caused for which money damages would not be an adequate remedy. Accordingly, each Party agrees that, in addition to any other available remedies a Party may have in equity or at law, each Party shall be entitled to enforce specifically the terms and provisions of this Agreement and to obtain an injunction restraining any breach or violation or threatened breach or violation of the provisions of this Agreement without necessity of posting a bond or other form of security. In the event that any Proceeding should be brought in equity to enforce the provisions of this Agreement, no Party shall allege, and each Party hereby waives the defense, that there is an adequate remedy at law.

Section 5.9 Jurisdiction; Venue; Waiver of Right to Jury Trial. The Parties mutually consent and submit to the sole jurisdiction of the federal and state courts for New Castle County, Delaware, and agree that any action, suit or proceeding concerning this Agreement shall be brought only in the federal or state courts for New Castle County, Delaware, and irrevocably waive any objection to the laying of venue of any such action, suit or proceeding in such court or that any such court is an inconvenient forum; provided, however, that any Party may bring an equitable action pursuant to Section 5.8 in any court having jurisdiction. THE PARTIES ACKNOWLEDGE THAT THEY HAVE READ AND UNDERSTAND THIS SECTION AND AGREE WILLINGLY TO ITS TERMS.

THE PARTIES HEREBY IRREVOCABLY WAIVE ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, SUIT OR PROCEEDING CONCERNING THIS AGREEMENT.

Section 5.10 Entire Agreement. This Agreement (including the exhibits, schedules, documents and instruments referred to herein) constitutes the entire agreement, and supersedes all prior and contemporaneous agreements and understandings, both written and oral, among the Parties with respect to the subject matter of this Agreement.

Section 5.11 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart. Any signature page delivered electronically or by facsimile (including transmission by Portable Document Format or other fixed image form) shall be binding to the same extent as an original signature page.

[Signature page follows]

IN WITNESS WHEREOF, the Parties have or have caused this Agreement to be duly executed and delivered, all as of the date first written above.

Sellers:

Castlelake i, l.p.

By:	/s/ William Stephen Venable Jr.
Name:	William Stephen Venable Jr.
Title:	Vice President

Castlelake ii, l.p.

By:	/s/ William Stephen Venable Jr.
Name:	William Stephen Venable Jr.
Title:	Vice President

Castlelake iii, l.p.

By:	/s/ William Stephen Venable Jr.
Name:	William Stephen Venable Jr.
Title:	Vice President

Castlelake iv, l.p.

By:	/s/ William Stephen Venable Jr.
Name:	William Stephen Venable Jr.
Title:	Vice President

Castlelake ii opportunies, l.p.

By:	/s/ William Stephen Venable Jr.
Name:	William Stephen Venable Jr.
Title:	Vice President

cl v investment solutions llc

By:	/s/ William Stephen Venable Jr.
Name:	William Stephen Venable Jr.
Title:	Vice President

cop investing partners, llc

By:	/s/ Daniel McNally
Name:	Daniel McNally
Title:	Vice President

hfet opportunities, llc

By:	/s/ William Stephen Venable Jr.
Name:	William Stephen Venable Jr.
Title:	Vice President

[Signature Page to Share Purchase Agreement]

hpscp opportunities, l.p.

By:	/s/ William Stephen Venable Jr.
Name:	William Stephen Venable Jr.
Title:	Vice President

tcs ii reo usa, llc

By:	/s/ William Stephen Venable Jr.
Name:	William Stephen Venable Jr.
Title:	Vice President

tcs diamond solutions llc

By:	/s/ William Stephen Venable Jr.
Name:	William Stephen Venable Jr.
Title:	Vice President

[Signature Page to Share Purchase Agreement]

Purchaser:

GFFP Holdings, LLC

By:	/s/ Sam Levinson
Name:	Sam Levinson
Title:	Authorized Signatory

[Signature Page to Share Purchase Agreement]

Exhibit A

Definitions

For purposes of this Agreement, unless otherwise specified in this Agreement, the following terms have the meanings set forth in this Exhibit A:

(a) “Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person as of the date on which, or at any time during the period for which, the determination of affiliation is being made (for purposes of this definition, the term “control” and the correlative meanings of the terms “controlled by” and “under common control with,” as used with respect to any Person, means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by Contract or otherwise);

(b) “Agreement” has the meaning set forth in the Preamble;

(c) “Assignment” has the meaning set forth in Section 1.2(a).

(d) “Assignment and Assumption Agreement” has the meaning set forth in Section 1.1.

(e) “Business Day” means any day other than a Saturday, a Sunday or another day on which national banking associations in the State of New York are closed;

(f) “Class A Common Shares” has the meaning set forth in the Preamble;

(g) “Class B Common Shares” has the meaning set forth in the Preamble;

(h) “Closing” has the meaning set forth in Section 1.2(a);

(i) “Closing Date” has the meaning set forth in Section 1.2(a);

(j) “Code” means the Internal Revenue Code of 1986, as amended.

(k) “Company LLCA” has the meaning set forth in the Preamble;

(l) “Contract” means any legally binding agreement, lease, license, contract, note, mortgage, indenture, arrangement or other similar obligation;

(m) “Exchange Act” means the Securities Exchange Act of 1934;

(n) “Execution Date” has the meaning set forth in the Preamble;

(o) “Governmental Authority” means any federal, state, local or foreign government, governmental, regulatory or administrative authority, agency or commission, self-regulatory authority (including, for the avoidance of doubt, any stock exchange) or any court, tribunal or judicial or arbitral body, in each case of competent jurisdiction;

(p) “Interests” has the meaning set forth in the Preamble.

(q) “Laws” means all applicable federal, state, local and foreign laws, statutes, ordinances and common law, and all rules, regulations, agency requirements, licenses and permits of any Governmental Authority;

(r) “Lien” means any mortgage, lien, pledge, charge, security interest or encumbrance of any kind, whether or not filed, recorded or otherwise perfected under applicable Law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction;

(s) “OpCo Class A Units” has the meaning set forth in the Preamble;

(t) “OpCo LPA” has the meaning set forth in the Preamble;

(u) “Order” means any writ, judgment, decree, injunction or similar order of any Governmental Authority (in each such case whether preliminary or final);

(v) “Parties” has the meaning set forth in the Preamble;

(w) “Person” means any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Authority or other entity of any kind or nature;

(x) “Proceeding” means any action, cause of action, claim, demand, litigation, suit, investigation by a Governmental Authority, review, grievance, citation, summons, subpoena, inquiry, audit, hearing, originating application to a tribunal, arbitration or other similar proceeding of any nature, civil, criminal, regulatory, administrative or otherwise, whether in equity or at law, in contract, in tort or otherwise;

(y) “Purchase” has the meaning set forth in Section 1.2(a);

(z) “Purchase Price” has the meaning set forth in Section 1.1;

(aa) “Purchaser” has the meaning set forth in the Preamble;

(bb) “Representative” means, with respect to any Person, any trustee, director, principal, partner, manager, member (if such Person is a member-managed limited liability company or similar entity), employee (including any officer), consultant, investment banker, financial advisor, legal counsel, attorney-in-fact, accountant or other advisor, agent or other representative of such Person, in each case acting in their capacity as such;

A-2

(cc) “Required Consents” means all of the consents and waivers required under the Company LLCA, the OpCo LPA and the SFV LLCA in connection with the consummation of the Transactions and the admission of the Purchaser as a “Substitute Member” or “Substituted Limited Partner” (as such terms are used in the Company LLCA, the OpCo LPA and the SFV LLCA, as applicable), including without limitation under Section 3.6 of the Company LLCA, Section 11.3(a), Section 11.4 and Section 11.6(e) of the OpCo LPA, and Section 11.2(a), Section 11.3(a) and Section 11.5(e) of the SFV LLCA.

(dd) “San Francisco Venture” has the meaning set forth in the Preamble;

(ee) “Securities Act” means the Securities Act of 1933, as amended;

(ff) “Seller(s)” has the meaning set forth in the Preamble;

(gg) “Seller TRA Entities” has the meaning set forth in the Preamble;

(hh) “SF Class A Units” has the meaning set forth in the Preamble;

(ii) “Subsidiary” means, with respect to any Person, any other Person of which at least a majority of (i) the securities or ownership interests of such other Person having by their terms ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions or (ii) the equity or ownership interests of such other Person, in each case, is directly or indirectly owned or controlled by such first Person and/or by one or more of its Subsidiaries;

(jj) “Tax” and “Taxes” mean any and all federal, state, local, or non-U.S. income, premium, property (real or personal), sales, escheat, excise, employment, payroll, withholding, gross receipts, license, severance, stamp, occupation, windfall profits, environmental, customs duties, capital stock, franchise, profits, social security (or similar, including FICA), unemployment, disability, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind or any charge, duty, fee, assessment or deficiencies of any kind in the nature of (or similar to) taxes whatsoever, whether computed on a separate or consolidated, unitary or combined basis or in any other manner, whether disputed or not, and including in each case any interest, penalty, or addition thereto.

(kk) “Tax Receivable Agreement” has the meaning set forth in the Preamble; and

(ll) “Transfer” means the: (i) sale of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to, any security, (ii) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (iii) public announcement of any intention to effect any transaction specified in clause (i) or (ii).

(mm) “Treasury Regulations” means the regulations promulgated by the U.S. Department of the Treasury under the Code.

A-3

Schedule 1

SELLER	CLASS A COMMON SHARES	OPCO CLASS A UNITS	SF CLASS A UNITS	CLASS B COMMON SHARES
Castlelake I	3,218,206	--	--	--
Castlelake II	992,411	--	--	--
Castlelake III	1,043,977	--	--	--
Castlelake IV	391,170	--	--	--
Castlelake II Opp	25,446	--	--	--
CL V	483,213	--	--	--
COP	21,032	--	--	--
HFET	--	5,628,896	--	5,628,896.0
HPSCP	12	--	11,863,697	11,863,697.0
TCS II	43,774	16,484	--	16,484.0
TCS Diamond	--	1,456,245	--	1,456,245.0
Total	6,219,241	7,101,625	11,863,697	18,965,322.0